CODE OF ETHICS


                     for Members of the Boards and Officers

                                       of

                             American Express Funds

                                       and

                             Preferred Master Trust





                                November 10, 1999


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Adopted November 10, 1999, by a majority of independent members of the Board and the Board as a whole of each American Express fund and Preferred Master Trust Group portfolio [fund and portfolio are referred to as Fund].


                                 CODE OF ETHICS

Standard of Conduct

         Each member of the Board and each officer shall in all actions for, with, or on behalf of the Fund be motivated by and render decisions based upon the best interests of Fund and its shareholders. If in any instance there is doubt about how an activity or transaction may be perceived, it should be discussed with the Chair of the Board before proceeding. Full responsibility for observance is entirely upon each member and officer.

Personal Security Transaction

         With respect to a personal security transaction, each independent member of the Board and each independent officer shall comply with the provisions in this portion of the Code of Ethics adopted, pursuant to the requirements of Securities and Exchange Commission Rule 17j-1, as reasonably necessary to prevent such persons from violating the anti-fraud provisions of the rule.

          Access Person [Independent Access Persons]

          An access person is each member of the Board, each officer, and each person who obtains information that a security is being considered for the Fund by an adviser or that there is an open authorization to buy or sell a security for the Fund's account. An independent access person is a person who is not current or former officer or employee of the investment manager, its subsidiaries and affiliates. Independent access persons do not make investment decisions for the Fund nor are they likely to learn about orders to buy or sell securities but may occasionally see or hear a report that contains a discuss of a pending security transaction. The General Counsel shall maintain a list of independent access persons of the Fund and advise them of their status once each year. Each member of the Board and officer who is also a director, officer, employee, consultant, or partner of the Fund's investment manager, and any sub-adviser, or principal underwriter for shares of the Fund is subject to the code of ethics adopted pursuant to rule 17j-1 of his or her organization. Under the rule, such organization shall obtain approval of its code from the Fund's Board, be responsible for the compliance with its provisions and provide the Board with information required by the rule in a timely fashion.

          Covered Security and a Covered Security Transaction

          A covered security is any stock, bond or other instrument as defined in Section 2(a)(36) of the Investment Company Act except it is not a security issued by the Government of the United States, a bankers' acceptance, a bank certificates of deposit, commercial paper or stock issued by a registered open-end investment companies. A covered security transaction includes among other things an option to purchase or sell a covered security and an over-the-counter contract on a narrow-based index of securities.

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          Prohibited Security Transaction

          No independent access person shall purchase or sell, directly or indirectly, any covered security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, or cause any account over which he or she has any direct or indirect influence or control to purchase or sell any covered security, if at the time of such purchase or sale he or she knew or should have known the covered security is being considered for purchase or sale, or being purchased or sold for the Fund.

          No independent officer shall purchase a covered security in an initial public offering.

          Reporting

          Independent access persons shall report to the Chair of the Board both on a quarterly and an annual basis as follows:

               Quarterly report by independent officers

               A quarterly report shall be filed not later than 10 days after the end of the calendar quarter. It may state that the independent officer had no covered security transactions during the quarter or the officer had only covered security transactions that are set forth on the monthly statements issued by each broker at which the independent officer has an account. The report shall attach monthly statements of each brokerage account he or she maintains which shall include the following information:

                    1.   Date of the transaction;

                    2.   Title of the security, interest rate and maturity date;

                    3.   Number of shares or principle amount;

                    4.   Nature of transaction (purchase, sale, option, etc.);

                    5.   Price at which the transaction was effected.

               Any other  securities  transaction  shall be explained in detail.

               Annual report by independent officer

               An annual report shall be filed not later than 30 days after the end of the year. It shall list the title, number of shares and principal amount of each covered security in which the independent officer has a direct or indirect beneficial ownership and the name of the brokers at which the access person maintains an account. In addition it shall state that the independent officer has read the Code and complied with its provisions.

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               Quarterly report by independent members of the Board

               No quarterly report shall be filed unless at the time of a covered security transaction, the independent member knew or in the ordinary course of fulfilling his or her official duties as a member should have known that, during the 15-day period immediately preceding the date of the transaction, the covered security was purchased or sold or was being considered for purchase or sale for the Fund. It is responsibility of the independent officers and the investment manager to keep to a minimum reports that discuss covered securities that are being considered or being actively traded for the Fund and to alert independent members when such a discussion occurs so that they can either pre-clear a personal transaction or avoid trading the covered security.

               Annual report from independent members of the Board

               An annual report shall be filed stating whether he or she has read the Code and complied with its provisions.

          Pre-Clearance

          Each independent member of the Board may and each officer shall receive prior clearance for a covered security transaction. To do so, they need only provide the name of the security to an independent officer who shall call the investment manager's trading operations and ask it there is an open authorization to trade the covered security. If there is no open authorization, clearance shall be granted.
          Clearance of a covered security transaction shall constitute compliance with this Code so long as the transaction is effected within five business days after obtaining clearance.

          Violations

          The General Counsel shall review each report except the Chair of the Board shall review the report of the General Counsel. Should any violation occur, the violation shall be brought to the attention of the Board.

          Recordkeeping

          The General Counsel shall maintain the following records for a period of six years and shall keep all reports filed pursuant to this Code confidential except that such reports may be made available to the Securities and Exchange Commission or any representative thereof upon proper request.

               1.   Copy of the Code of Ethics.

               2.   A list of all persons who are required to file reports.

               3.   A record of all pre-clearances.

               4.   A record of any violation and of any action taken.

               5.   Copy of each report filed under this Code.

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Doing Business with or Borrowing Money from the Fund

         No member of the Board, no officer, no members of their families, no company for which they serve as a director, officer or employee, nor any partnership or association of which they are a member, may:

               (a) Borrow money or other property from the Fund, directly or indirectly, except the Fund may own debt securities including commercial paper of such a company provided the securities are issued on the same terms of other comparable securities.

               (b) Buy or sell any security or other property from or to the Fund as principal (except a security of the Fund) unless permitted to do so by statute, rule or order of the Securities and Exchange Commission and done pursuant to procedures established by the Boards.

Owning Shares of Stock of a Broker

         Except for members of the Board and officers who are also directors, officers or employees of the investment manager or any affiliate thereof, no independent member of the Board or officer nor any member of his or her immediate family, may:

               (a) Own, directly or indirectly, 1% or more of the capital stock, voting or non-voting, of any company which buys or sells any security or other property from or to the Fund.

               (b) Own, directly or indirectly, any security issued by the Fund's investment manager or underwriter, or by an affiliated company of the investment manager or underwriter [American Express Company].

Receiving or Giving Gifts

         No access person may:

               (a) Directly or indirectly, give to, solicit or receive from any person with whom he or she transacts business on behalf of the Fund or that may be related, directly or indirectly, to any transaction of the Fund any gratuities in money or services of more than nominal value.

               (b) Use assets of the Fund to reward or remunerate officials of any government for decisions or actions favorable to the Fund or to its access persons.

               (c) Use assets for political contributions for the support of political parties or political candidates.

               (d) Establish any unrecorded fund or bookkeeping account for any purpose.

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               (e)  Give any  information or data of or about the Fund to anyone except as is already public. All data and records (other than that which has been made public by the Fund) shall be treated at all times as confidential and this is especially
                    necessary   in   connection    with    recommendations    or
                    authorizations with respect to the purchase and sale of securities by the Fund and the execution thereof.

               (f)  Falsely report or record any expenditure of monies.

Outside Employment

         No independent officer may:

               (a) Accept or perform any outside employment that interferes with the efficient performance of his or her duties to the Fund.

               (b) Engage, directly or indirectly, in any business transaction or arrangement for personal profit which accrues from or is based upon his or her position as an officer or upon confidential information gained by reason of such position.

Review of Processes

         The Joint Audit Committee will annually review whether the processes for updating the list of access persons, for reviewing the quarterly and annual reports, and for pre-clearing security transactions continue to accomplish the purposes of this Code.